Exhibit 99


                        CERTAIN INVESTMENT CONSIDERATIONS


         The following information should be considered in connection with an investment in the Company's securities. Cross-references contained herein are to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

         Dependence on Limited Number of Lessees. In order to generate cash sufficient to make distributions to Shareholders, the Company will rely on timely receipt of rents from the Lessees. The failure or delay by the Lessees in paying rents could adversely affect the ability of the Company to make distributions to Shareholders. In the event of a default under a Lease, the Company may relet or sell the applicable Hotel and seek recovery of damages from the applicable Lessee. Each Lessee, however, is a limited purpose entity formed for the purpose of leasing certain of the Hotels, and there can be no assurance that the Company will be able to recover damages from a Lessee under such circumstances. See "Business--The Hotels, Leases and Management Agreements."

         Dependence on Limited Number of Managers. The Company and the Lessees will rely on the Managers to manage the Hotels properly. The failure by the Managers to manage the Hotels properly could have a material adverse effect on the ability of the Lessees to pay rents. See "Business--The Hotels, Leases and Management Agreements."

         Substantial Dependence on Brand Names. The Wyndham Garden(R), Residence Inn by Marriott(R), and Courtyard by Marriott(R) brand names are not owned by the Company and any degradation or adverse market developments relating to these brand names could adversely affect the results of operations of the related Hotels and the ability of the applicable Lessee to pay rents.

         Inability to Operate Hotels. As a REIT, the Company is restricted in its ability to operate hotels. As a result, the Company will be unable to make and implement operating business decisions with respect to its Hotels, even if such decisions were in the best interest of the Company. In addition, the Company will be subject to the risk that, upon termination of a Lease, the Lease may not be renewed, the affected Hotel may not be relet or the terms of renewal or reletting may be less favorable than the previous Lease terms. All Leases to a particular Lessee have all or none renewal feature. Although Advisors may be able directly to provide for the operation of hotels for up to two years in certain circumstances, as a result of restrictions imposed on the Company as a REIT, the Company would likely not be able to operate directly any hotel without thereby failing to qualify as a REIT for federal income tax purposes. If the Company were unable promptly to enter into a new lease to replace a terminated Lease or if the rental rates upon a renewal or reletting were significantly lower than expected due to market conditions or other factors, then the Company's ability to make distributions to Shareholders could be adversely affected. See "Business--Taxation of the Company."

         Limited Operating History. The Company has only a limited operating history and has owned hotels for less than two years. Accordingly, the Company will be subject to all risks generally associated with a new business.

         Dependence on Key Personnel. The Company is an advised REIT and is highly dependent on the efforts of Advisors and the Company's Managing Trustees and officers, all of whom have extensive experience managing a REIT but only limited experience in the hotel industry. The loss of their services could have a material adverse effect on the Company.

         Conflict of Interest. Advisors acts as the financial advisor and provides management services to the Company and HRP and also has other business interests. Advisors will not be able to devote all of its business time and resources to the Company and conflicts could arise with respect to the allocation of its time and resources. The terms of the Advisory Agreement were not determined by arms' length negotiations. Barry M. Portnoy and Gerard M. Martin are each Managing Trustees of the Company, Managing Trustees of HRP and Directors and 50% shareholders of Advisors. To address the foregoing actual or potential conflicts of interest and competing time demands, the Declaration provides that a majority of the Company's Trustees will be Independent Trustees. Certain officers of Advisors devote substantially all of their business time to



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the Company.  In  addition,  pursuant to the  Advisory  Agreement,  Advisors and
Messrs. Portnoy and Martin have agreed not to provide advisory services to, or serve as directors or officers of, any other REIT which is principally engaged in the business of ownership of hotels or to make competitive direct investments in hotels without, in each case, the consent of the Independent Trustees. Also, Advisors and Messrs. Portnoy and Martin will be required by applicable law to act in accordance with their fiduciary responsibilities to the Company. Under the terms of the Advisory Agreement, the fees payable to Advisors will increase as a result of the Company's purchase of the Additional Hotels and future hotels.

         Risks of Leverage. The organizational documents of the Company do not limit the level of debt the Company may incur. The Company could become highly leveraged, which could adversely affect the ability of the Company to make distributions to Shareholders and increase the risk of default under its indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Security Deposits. The security deposits retained by the Company as security for the Lessees' obligations under the Leases are not escrowed. The security deposits will be repayable by the Company to the Lessees upon the expiration of the Leases, including renewal terms. The Company will record any reductions to security deposits resulting from failure by a Lessee to pay rent as non-cash income to the Company. Accordingly, funds represented by the security deposits may not be available to the Company when they are required to be repaid to the Lessees or to satisfy a Lessee's rent obligation in the event of a default.

         Ground Leases. Rights to use the land underlying 10 Hotels are held by assignments of the leasehold interests under long term ground leases. Under the Leases for these Hotels, the Lessees are required to pay all rents due and comply with all other obligations under the ground leases. The terms of the ground leases, including renewal terms, expire between 2039 and 2077. If a ground lease terminates, the Lease with respect to the applicable Hotel will also terminate. Accordingly, Leases for six Hotels may terminate by reasons of termination of a ground lease up to a maximum of nine years prior to the expiration of their final renewal terms if the Company is unable to acquire the underlying property or extend the applicable ground leases. If a Lessee does not perform the obligations under or elects not to renew any ground lease, the Company must perform such obligations or renew such ground lease in order to protect its investment in the affected Hotel. Any pledge of the Company's interests in a ground lease may also require the consent of the applicable ground lessor and its lenders. The ground leases generally require the Company to restore the premises following a casualty or taking and to apply in a specified manner any proceeds received in connection therewith. The Company may have to restore the premises following a casualty or taking and to apply in a specified manner any proceeds received in connection therewith. The Company may have to restore the premises if a material casualty occurs, even if the applicable Lessee has terminated its Lease by reason of such casualty, without regard to the sufficiency of proceeds available to the Company to effect such restoration. See "Properties."

         Tax Risks. The Company so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). The Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the "Service") regarding its status as a REIT. Qualification as a REIT involves the application of technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control (including termination of a Lease) may affect its ability to qualify as a REIT, and maintenance of such qualification imposes certain operating requirements on the Company. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the rules applicable to the Company with respect to its qualification as a REIT or the federal income tax consequences of such qualification. If the Company were to fail to qualify as a REIT in any taxable year, such failure could have a material adverse effect on the Company and its Shareholders. Also, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees, with the consent of two thirds of the Shareholders, to revoke the REIT election. See "Business--Taxation of the Company."


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

         Concentration of Ownership and Ownership Limitation. At March 31, 1997 HRP owned approximately 14.9% and Advisors owned approximately 1.0% of the outstanding Shares. Accordingly HRP alone, and HRP and Advisors collectively, will have significantly influence over the Company. Such influence may result in Company decisions which may not fully serve the best interests of all
Shareholders.  The  Declaration  prohibits  ownership  of more  than 9.8% of the
Shares by any Shareholder or affiliated group of Shareholders, except HRP, Advisors and certain other entities (the "Ownership Limitation"). The Ownership Limitation may (i) have the effect of precluding acquisition of control of the Company by a third party without the consent of the Board of Trustees, even if a change in control were in the interests of Shareholders, and (ii) limit the opportunity for Shareholders to receive a premium for their Shares that might otherwise exist if an investor were attempting to assemble a block of Shares in excess of 9.8% of the outstanding Shares or otherwise to effect a change in control of the Company. A transfer of Shares to a person who, as a result of the transfer, violates the Ownership Limitation may be void under some circumstances. The Company's Declaration and Bylaws each also contain provisions that may make it difficult to acquire control of the Company by means of a tender offer, an open market purchase, a proxy fight or otherwise, if such acquisition is not approved by the Company's Board of Trustees.

         Increases in Interest Rates. The annual yield from distributions by the Company on the Shares likely will influence the market price of the Shares. Accordingly, increases in market interest rates, which may result in higher yields on other financial instruments, could adversely affect the market price of the Shares. In addition, increases in market interest rates could adversely affect the Company's ability to finance additional hotel investments at positive spreads between its cost of funds and rent yields.

         Insurance. Each of the Leases specifies that comprehensive insurance is to be maintained, at the expense of the Lessee (except to the extent maintained by a Manager pursuant to a Management Agreement), including liability and commercial property insurance of the types and amounts customarily obtained by owners of comparable hotel properties. In the event of a substantial insured casualty or loss, the proceeds of insurance maintained by Lessees (or Managers in certain circumstances) may not be sufficient to pay the full current market value or current replacement cost of the insured Hotel. In such event, unless the Lessee elects to fund the amount of the deficiency in order to prevent termination of the applicable Lease, the Company may be required to advance funds to finance the deficiency. Also, there are certain types of losses, such as earthquakes, hurricanes, floods and other acts of God, that may not be insurable or insurable on economically viable terms.

         Hotel Operating Risks. The Company's results of operations will be affected by factors such as changes in general economic conditions, the level of demand for guest rooms and related services at the Hotels, cyclical overbuilding in the hotel industry, the ability of the Lessees to maintain and increase gross revenues at the Hotels and other factors relating to the operation of the Hotels. Other operating factors include: (i) the highly competitive nature of the hotel industry; (ii) changes in regional and local population and disposable income composition; (iii) the recurring need for renovations, refurbishment and improvements of the Hotels; (iv) restrictive changes in zoning and similar land use laws, or in health, safety and environmental laws; (v) changes in the characteristics of the locales in which the Hotels are located by reason of relocation of nearby attractions, academic institutions or businesses; (vi) the cost and availability of property and liability insurance; (vii) seasonality;
(viii) changes or cancellations  in local tourist,  athletic or cultural events;
(ix) changes in travel patterns which may be affected by increases in transportation costs or gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways; and (x) inflationary pressures which could increase operating expenses of the Hotels above expected levels. Continuing expenditures must be made for modernizing, refurbishing and maintaining the Hotels. If necessary expenditures exceed the amounts available in the applicable FF&E Reserves, the applicable Lessees or Managers fail to otherwise make such expenditures or the Company fails to make such expenditures (with consequential increases in base rent), the value of, and operating revenues from, the applicable Hotels may diminish. In addition, the Hotels compete with existing hotel facilities in their markets as well as future hotels that may be developed in those markets. Subject to certain limitations in the Leases and Management Agreements, the Lessees or the Mangers could operate hotels in direct competition with the Company's Hotels. See "Business--Competition."


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         Certain Risks of Acquisition  Strategy.  The Company competes for hotel
acquisition   and  financing   opportunities   with  entities   which  may  have
substantially greater financial resources than the Company, including, without limitation, other publicly owned REIT's, banks, insurance companies, pension plans and public and private partnerships. These entities may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator. Such competition may reduce the number of suitable hotel acquisition or financing opportunities offered to the Company and increase the bargaining power of property owners seeking to sell or finance their properties. See "Business--Competition." In addition, the REIT requirement that the Company distribute 95% of its net taxable income will limit its ability to rely upon rents to finance acquisitions. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions may be curtailed an the Company's ability to increase distributions to Shareholders may be adversely affected. Ion addition, all future hotel investments entail the general risk that investments may not perform in accordance with expectations.

         Americans with Disabilities Act. The public accommodations provisions of the Americans with Disabilities Act of 1990, as amended ("ADA"), impose obligations on hotel owners to make reasonable accommodations to patrons who have physical, mental or other disabilities, including removal of architectural and communication barriers in many circumstances. The Lessees will generally be obligated to remedy any ADA compliance matters at their respective Hotels, but if they fail to do so, the Company may become obligated to incur material expenses for ADA compliance. See "Business-- Regulatory Matters."

         Environmental Matters. Under various environmental laws, the Company, as an owner of hotel property, may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, in or emanating from such property or other liabilities arising under environmental laws. Based on Phase I environmental reports (which may not reveal all potential environmental liabilities), the Company is aware of certain environmental issues affecting the Hotels; however, the Company does not believe that these issues will have a material adverse effect on the Company's business or results of operations. In addition, the Company cannot predict whether modifications or existing laws or regulations or the adoption of new laws or regulations or changes in the known conditions of the Hotels may have a material adverse effect on the Company's business or results of operations in the future. See "Business--Regulatory Matters."

         General Real Estate Investment Risks. The Company's investments will be subject to other risks generally incident to the ownership of real property. The Hotels may be adversely affected by various factors, including: adverse changes in national economic conditions, local market conditions, interest rates, real estate tax rates and other operating expenses, zoning and land use laws, other governmental rules and policies, and the availability, cost and terms of borrowings; competition; the ongoing need for capital improvements; civil unrest, acts of war, acts of God, including earthquakes, hurricanes and other natural disasters which may result in uninsured losses); and other factors which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, and the ability of the Company to vary its portfolio in response to changes in economic or other conditions will be limited.

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